UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2014 (July 25, 2014)

REGENCY ENERGY PARTNERS LP

(Exact name of Registrant as specified in its charter)

Delaware	001-35262	16-1731691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

(Address of principal executive offices, including zip code)

(214) 750-1771

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 25, 2014, Regency Energy Partners LP (the “Partnership”) and Regency Energy Finance Corp., a wholly owned subsidiary of the Partnership (collectively, the “Issuers”) completed their previously announced public offering (the “offering”) of $700,000,000 aggregate principal amount of 5.00% Senior Notes due 2022 (the “notes”). The Issuers received net proceeds of approximately $682.6 million from the offering, after deducting underwriting discounts and estimated offering expenses, and intend to use the net proceeds to repay borrowings outstanding under the Partnership’s revolving credit facility (the “credit facility”) and for general partnership purposes.

The terms of the notes are governed by an Indenture dated September 11, 2013 (the “Base Indenture”), as supplemented by the Sixth Supplemental Indenture dated July 25, 2014 (the “Sixth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Interest on the notes is payable semi-annually on April 1 and October 1 of each year, commencing April 1, 2015, and the notes will mature on October 1, 2022.

The notes are senior obligations of the Issuers and are guaranteed on a senior basis by substantially all of the Partnership’s existing consolidated subsidiaries. The notes and guarantees are unsecured and rank equally with all of the Issuers’ and each guarantor’s existing and future unsubordinated obligations, including the Issuers’ existing senior notes and the guarantees thereof. The notes are senior in right of payment to any of the Issuers’ and each guarantor’s future obligations that are, by their terms, expressly subordinated in right of payment to the notes and guarantees. The notes and guarantees are effectively subordinated to the Issuers’ and each guarantor’s secured obligations, including indebtedness under the credit facility, to the extent of the value of the collateral securing such obligations, and structurally subordinated to all indebtedness and obligations of the Partnership’s subsidiaries that do not guarantee the notes.

The Issuers have the option to redeem all or a portion of the notes at any time on or after July 1, 2022 at a redemption price equal to 100% of the principal amount of notes redeemed plus accrued and unpaid interest. The Issuers may also redeem the notes, in whole or in part, at a “make-whole” redemption price specified in the Indenture, plus accrued and unpaid interest, at any time prior to July 1, 2022.

Upon the occurrence of a Change of Control (as defined in the Indenture) event, which occurrence (other than one involving the adoption of a plan relating to liquidation or dissolution) is followed by a ratings decline within 90 days after the consummation of the transaction, the Issuers may be required to offer to purchase the notes at a purchase price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest to the repurchase date. Additionally, if the Partnership sells certain assets and does not apply the proceeds from the sale in a certain manner, the Issuers must use certain excess proceeds to offer to repurchase the notes at 100% of the principal amount of the notes, plus accrued and unpaid interest to the repurchase date.

The Indenture contains customary events of default (each an “Event of Default”). Under the Indenture, Events of Default include the following:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the notes;

(3) failure by the Partnership or any guarantor to (a) make a change of control offer within the time periods set forth, or consummate a purchase of notes when required pursuant to the terms described in Section 4.15 of the Indenture, (b) make an asset sale offer within the time periods set forth, or to consummate a purchase of notes when required pursuant to the terms described, in Section 4.10 of the Indenture or (c) comply with the provisions of Section 10.01 of the Indenture; provided that, with respect to (b) and (c), such failure will not constitute an Event of Default for 30 days if such failure is capable of cure;

(4) failure by the Partnership for 180 days after notice to comply with its obligations to furnish the holders of the notes and the Trustee certain reports;

(5) failure by the Partnership or any guarantor to comply with their other covenants or agreements in the Indenture for 60 days after written notice;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Partnership or any of its restricted subsidiaries (or the payment of which is guaranteed by the Partnership or any of its restricted subsidiaries) whether the indebtedness or guarantee now exists, or is created after the issue date of the notes, if that default (A) is caused by a failure to pay principal of, or interest or premium, if any, on the indebtedness prior to the expiration of the grace period provided in the indebtedness on the date of the default (a “Payment Default”) or (B) results in the acceleration of the indebtedness prior to its express maturity, and, in each case, the principal amount of any of the indebtedness, together with the principal amount of any other indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more, subject to certain exceptions;

(7) failure by the Issuers or the Partnership’s restricted subsidiaries to pay final judgments aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8) any guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any guarantor denies or disaffirms its obligations under its guarantee; and

(9) certain events of bankruptcy, insolvency or reorganization of the Issuers or any of the Partnership’s significant subsidiaries or any group of the Partnership’s restricted subsidiaries that, taken together, would constitute a significant subsidiary.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest on all of the notes will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization with respect to the Issuers or any of the Partnership’s significant subsidiaries or any group of the Partnership’s restricted subsidiaries that, taken together, would constitute a significant subsidiary, occurs and is continuing, all outstanding notes will become due and payable immediately without further action or notice on the part of the Trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

The foregoing description of the notes and the Indenture do not purport to be complete and are qualified in their entirety by reference to the full text of the Base Indenture and the Sixth Supplemental Indenture, copies of which are filed herewith as Exhibit 4.1 and Exhibit 4.2, respectively, and are incorporated herein by reference.

Item 8.01. Other Events.

On July 25, 2014, the Issuers entered into the Seventh Supplemental Indenture to the Indenture dated as of April 27, 2010 among the Issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, pursuant to which an additional wholly owned subsidiary of the Partnership guaranteed the obligations of the Issuers under such indenture.

The foregoing description of the supplemental indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the supplemental indenture, a copy of which is filed herewith as Exhibit 4.3 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of the Exhibit

4.1	Indenture dated September 11, 2013 among Regency Energy Partners LP, Regency Energy Finance Corp., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to the Partnership’s Current Report on Form 8-K filed with the SEC on September 11, 2013).

4.2*	Sixth Supplemental Indenture dated as of July 25, 2014 among Regency Energy Partners LP, Regency Energy Finance Corp., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (including the form of the notes).

4.3*	Seventh Supplemental Indenture dated as of July 25, 2014 among Regency Energy Partners LP, Regency Energy Finance Corp., the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regency Energy Partners LP

	By:	Regency GP LP, its general partner

	By:	Regency GP LLC, its general partner

Date: July 28, 2014	By:	/s/ Thomas E. Long

Thomas E. Long
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit

4.1	Indenture dated September 11, 2013 among Regency Energy Partners LP, Regency Energy Finance Corp., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to the Partnership’s Current Report on Form 8-K filed with the SEC on September 11, 2013).

4.2*	Sixth Supplemental Indenture dated as of July 25, 2014 among Regency Energy Partners LP, Regency Energy Finance Corp., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (including the form of the notes).

4.3*	Seventh Supplemental Indenture dated as of July 25, 2014 among Regency Energy Partners LP, Regency Energy Finance Corp., the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee.

*	Filed herewith